Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 and related Prospectus of Melt Pharmaceuticals, Inc. (the “Company”) of our report dated April 1, 2022 (except for the Leases section of Note 5, as to which the date is May 18, 2022) (which report contains an explanatory paragraph relating to the Company’s ability to continue as a going concern) relating to the financial statements of the Company.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ KMJ Corbin & Company LLP

Irvine, California

September 21, 2022